Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

ERF Wireless, Inc.

We consent to the incorporation by reference in this Registration Statement of ERF Wireless, Inc. on Form S-8 to be filed with the Commission on or about May 13, 2013 of our Report of Independent Registered Accounting Firm dated March 21, 2013, covering the consolidated balance sheets of ERF Wireless, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the years then ended.

/s/ LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP

Houston, Texas

May 9, 2013